Exhibit 10.24

PO Box 869077
Plano, TX 75086-9077
5301 Legacy Drive
Plano, TX 75024-3109
Phone 972.673.7000
Fax 972.673.7976
PERSONAL & CONFIDENTIAL
Rodger L. Collins
2811 Montreaux
Frisco, TX 75034
Dear Rodger:
I am pleased to confirm the primary terms and conditions associated with your current position as of November 23, 2008 (“Appointment Date”) and key role in our vision to Be the Best Beverage Business in the Americas.
ROLE, APPOINTMENT DATE, REPORTING LINE & LOCATION
Your role will remain President, Packaged Beverages of Dr Pepper Snapple Group Inc. and its affiliated companies (“the Company”). In this role you will continue to report directly to me and will continue to be based at the Company’s headquarters in Plano, Texas.
SCOPE & ACCOUNTABILITIES
You will have responsibility for the Bottling Group sales business. This appointment includes managing all bottling group sales functions as well as the finished goods business including such brands as Mott’s, Hawaiian Punch and Snapple. Additionally you will continue membership on my Executive Leadership Team (ELT).
COMPENSATION & BENEFITS
Position Band
The position of President, Packaged Beverages has been evaluated at the Executive Broadband 1 (BB1) level in our compensation structure.
Exhibits

Page 2 Rodger Collins
Base Salary
Your annual base salary effective at the beginning of your appointment is US $510,000 payable in bi-weekly installments. You will next be eligible for a merit increase in Period 4, 2010. Any merit increase will be based on an evaluation of your overall performance versus your position accountabilities.

Current Salary	New Salary	$ Increase /% Increase
$464,000	$510,000	$46,000 / 10%
Annual Bonus
As President, Packaged Beverages, you will continue to be eligible to participate in the company’s Annual Bonus Plan. The target award for a BB1 is 80% of base salary with a maximum payment of 160% subject to CEO approval. You will be eligible for a pro-rated award at this level under the Plan in 2008 from November 23, 2008. For the 2009 plan year and thereafter, the actual amount of any year’s payout will be based upon the Company achieving pre-determined levels of growth and financial performance.
Long Term Incentive (LTI) Program
The LTI Program comprises a series of discretionary employee stock arrangements for senior executives aimed at ensuring the appropriate alignment of goals between the Company and our shareholders.
As President, Packaged Beverages you continue to be eligible to receive Restricted Stock Units and Options in the following two parts outlined below:
•	Part 1 is a grant of Restricted Stock Units vesting 100% at the end of three years.

•	Part 2 is a Stock Option grant which vests equally over three years.
We will convert the recommended grant values to an equivalent value of DPS stock and stock options based on the closing price on the grant date approved by the Compensation Committee.
Employee Services Allowance
As a BB1 employee you are eligible in 2009 for an annual allowance of US $19,000 (gross) to purchase various benefits such as club fees/dues, dependent tuition, financial planning, etc. The Employee Services Allowance is paid in two equal installments. Effective 2009, the payments will be distributed during the normal payroll cycle in the months of March and September.

Current ESA	New ESA	$ Increase/% Increase
$14,000	$19,000	$5,000 / 36%
Exhibits

Page 3 Rodger Collins
Paid Vacation
You remain eligible for 5 weeks of paid vacation per year.
Automobile Allowance
You are currently on a BG Lease arrangement for your company automobile. Upon expiration/termination of the auto lease, you will then/next be eligible to receive a bi-weekly auto allowance. The auto allowance for a BB1 employee is a gross amount of $1,100 per pay period. At which time you are reassigned to the auto allowance benefit, you will be responsible for lease, maintenance, insurance and gas and will also be subject to applicable state and federal taxes. Details of this benefit will be provided to you in 2009 at the time of current lease expiration.
Benefits and Pension
You remain eligible to participate in the DPS Benefit Plans for salaried employees including Life, Medical, Dental and Vision plans, Short-term and Long-term Disability programs, Pension and Savings plans.
In addition to these programs, as an executive you will be eligible to participate in the executive Long-term Disability program (LTD), executive physicals and the Supplemental Savings Plan (SSP).
EXECUTIVE EMPLOYMENT AGREEMENT
By agreeing to the terms and conditions set forth herein and signing the Confirmation of Acceptance below, you acknowledge and agree that you are revoking your employment agreement, dated October 15, 2007, effective as of your Appointment Date and your employment agreement shall have no further force and effect.
CHANGE IN CONTROL SEVERANCE PLAN & SEVERANCE PAY PLAN FOR SALARIED EMPLOYEES
You will be eligible to participate in the Company’s Severance Pay Plan for Salaried Employees and the Company’s Change in Control Severance Plan, pursuant to the terms and conditions contained in such plans. Copies of these plans will be provided to you upon request.
NON COMPETE AGREEMENT
The terms and conditions set forth herein are conditioned upon you signing the Employee Confidentiality and Non-competition Agreement, attached as Exhibit A, which must be fully executed within five (5) days of receipt of this letter.
The above terms describe our current policies, programs and perquisites. Management reserves the right to improve, change or delete those policies, programs and perquisites at any time.
Exhibits

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Please review this information carefully, sign and return the Confirmation of Acceptance form to Bill Zeller.
In closing, I congratulate you and wish you continued success in your role!

Sincerely yours,

/s/ Larry D. Young
Larry D. Young
President and CEO
Letter of Understanding: Rodger Collins
Exhibits

PO Box 869077
Plano, TX 75086-9077
5301 Legacy Drive
Plano, TX 75024-3109
Phone 972.673.7000
Fax 972.673.7976
CONFIRMATION OF ACCEPTANCE
To: William ‘Bill’ Zeller
Re: Employment Offer
I confirm that I accept the position of President, Packaged Beverages on the terms and conditions as stated in the attached letter.
Signature:

/s/ Rodger Collins
Name Rodger Collins
EXHIBIT ‘A’

Non Compete
Exhibits